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                                   EXHIBIT 17

                                  STAN HORTON
                                 P.O. BOX 3384
                               SPOKANE, WA 99220


April 21, 1997


William Dashiell
United Security Bancorporation
9506 N. Newport Highway
Spokane, WA 99218-1200

Let this letter, effective immediately, tender may resignation from the Board of Directors of United Security Bankcorporation, and any and all subsidiaries.

I no longer have faith in the internal controls management has in place nor the personnel in charge of these controls.

I would appreciate 120 days to move and replace our accounts with another institution. If this is not acceptable, please let me know.

Sincerely,



/s/  STAN HORTON
-----------------------------
Stan Horton